Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PSYCHIATRIC SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-2491707

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

113 Seaboard Lane, Suite C-100
Franklin, Tennessee 37027
(615) 463-9338

(Address, including zip code, and telephone number, including area code, of Registrants Principal Executive Offices)

Psychiatric Solutions, Inc. 1997 Incentive and Nonqualified Stock Option Plan for Key Personnel

(Full Name of Plan)

Joey A. Jacobs
President and Chief Executive Officer
Psychiatric Solutions, Inc.
113 Seaboard Lane, Suite C-100
Franklin, Tennessee 37027
(615) 463-9338

(Name, address, including zip code, and telephone number,
including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Securities	Amount to be	Maximum Offering	Proposed Maximum	Amount of
to be Registered	Registered(3)	Price per Share(4)	Aggregate Offering Price	Registration Fee

Common Stock, $0.01 par value(1)	331,712 Shares	$5.60	$1,857,587	$171
Common Stock, $0.01 par value(2)	56,641 Shares	$5.60	$317,190	$29

(1)	The number of shares of Common Stock authorized for issuance under the 1997 Incentive and Nonqualified Stock Option Plan for Key Personnel.

(2)	Shares of Common Stock that have been issued pursuant to non-qualified stock option agreements.

(3)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares that may become exercisable pursuant to the antidilution provisions of the Plans to which this Registration Statement relates.

(4)	This estimation is solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h), based on the average of the high and low prices for the Common Stock as reported by the NASDAQ Stock Market on October 15, 2002.

The Index to Exhibits appears on sequentially numbered page 6

PART II
SIGNATURES
Exhibit Index
1997 Incentive & Nonqualified Stock Option Plan
Opinion of Harwell Howard Hyne Gabbert & Manner PC
Consent of Ernst & Young LLP
CONSENT OF ERNST & YOUNG LLP

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The documents listed below are incorporated by reference in this Registration Statement. In addition, all documents subsequently filed by Psychiatric Solutions, Inc. (the “Company,” the “Registrant” or “ Psychiatric Solutions”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

(1)	Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002;

(2)	Current Report on Form 8-K/A filed with the SEC on October 7, 2002;

(3)	Current Report on Form 8-K filed with the SEC on August 6, 2002;

(4)	Current Report on Form 8-K filed with the SEC on August 5, 2002;

(5)	Annual Report on Form 10-K for the fiscal year ended April 30, 2002; and

(6)	The audited financial statements of Psychiatric Solutions, Inc. for the year ended December 31, 2001 and the description of the Company’s shares of Common Stock, $0.01 par value (the “Common Stock”), contained in Registration Statement on Form S-4 filed with the SEC on June 12, 2002, as amended July 11, 2002.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification.

     Under Section 145 of the Delaware Corporation Law, the Company is empowered to indemnify its directors and officers in circumstances therein provided.

     The Company’s Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Under the Company’s Amended and Restated Bylaws, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The Company shall also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any such expense, liability or loss, to the fullest extent permitted by the Delaware General Corporation Law. The Corporation has also entered into separate indemnification agreements with each of its directors.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits.

     The Exhibits to this Registration Statement are listed in the Index to Exhibits on Page 6 of this Registration Statement, which Index is incorporated herein by reference.

Item 9. Undertakings.

     Psychiatric Solutions hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the mater has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on this 7th day of October, 2002.

Psychiatric Solutions, Inc.

/s/ Joey A. Jacobs

Joey A. Jacobs President and Chief Executive Officer

Date: October 7, 2002

Power of Attorney

     Each person whose signature to the Registration Statement appears below hereby appoints Joey A. Jacobs as the person’s attorney-in-fact to execute in the name and behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Joey A. Jacobs Joey A. Jacobs	President and Chief Executive Officer	October 7, 2002

/s/ Jack Polson Jack Polson	Chief Accounting Officer	October 7, 2002

/s/ Christopher Grant, Jr. Christopher Grant, Jr.	Director	October 10, 2002

/s/ Charles C. McGettigan Charles C. McGettigan	Director	October 10, 2002

/s/ Joseph P. Donlan Joseph P. Donlan	Director	October 10, 2002

/s/ Mark P. Clein Mark P. Clein	Director	October 10, 2002

/s/ Edward K. Wissing Edward K. Wissing	Director	October 10, 2002

/s/ David S. Heer David S. Heer	Director	October 10, 2002

Exhibit Index

Exhibit No.	Description of Exhibit

4.1	The Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on March 9, 1998 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1998)
4.2	Amendments to the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on August 5, 2002 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2002)
4.3	The Company’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 1997)
4.4	Psychiatric Solutions, Inc. 1997 Incentive and Nonqualified Stock Option Plan for Key Personnel.
5.1	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.
23.1	Consent of Ernst &Young LLP, Independent Auditors
23.2	Consent of Ernst & Young LLP, Independent Auditors
23.3	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in Exhibit 5.1)
24	Power of Attorney (see signature page)